UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 25, 2009
Date of report (date of earliest event reported)

Raymond James Financial, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

1-9109	59-1517485
(Commission File Number)	(IRS Employer Identification No.)

880 Carillon Parkway St. Petersburg, FL 33716
(Address of Principal Executive Offices)  (Zip Code)

(727) 567-1000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 25, 2009, Paul Reilly, a director of the Company, accepted written offer to become the President of the Company, effective May 1, 2009.  Although Mr. Reilly’s employment will be “at will”, he is guaranteed minimum annual bonuses of $1.5 million (pro rated for the current fiscal year, and in full for his first full fiscal year), even if his employment is terminated prior to the end of his first full fiscal year other than for “cause”.  Mr. Reilly will also be awarded 250,000 shares of restricted stock on his starting date, the restricted stock will vest on subsequent anniversaries as follows: 30% on the first anniversary (or 30% immediately in the event he has not become CEO by that date); 30% on the third anniversary; 20% on the fourth anniversary; and, 20% on the fifth anniversary.  Mr. Reilly’s annualized base salary will be $400,000.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Paul Reilly, a Company director, has been appointed President of the Company effective May 1, 2009, with the understanding that he will succeed Thomas James as chief executive officer in one year.  Mr. Reilly, age 54, has been Executive Chairman of Korn Ferry International since 2001 and was Chairman and Chief Executive Officer from 2001 to 2007.  Prior to that, he was CEO of KPMG International, and previously, Vice Chairman, Financial Services, of KPMG, LLP, the United States member firm of KPMG International.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.

10.14                                 Letter agreement dated February 25, 2009, between the Company and Paul Reilly, filed herewith.

99.1                                Press release darted March 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYMOND JAMES FINANCIAL, INC.

Date: March 3, 2009	By:	/s/ Jeffrey P. Julien
Jeffrey P. Julien
Senior Vice President - Finance
and Chief Financial Officer